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Exhibit 99.2

55 East 52nd Street
38th Floor
New York, NY 10055

November 19, 2013

CONSENT OF EVERCORE GROUP, L.L.C.

        We hereby consent to (i) the inclusion of our opinion letter, dated October 20, 2013, to the Special Committee of the Board of Directors of Crosstex Energy, Inc. ("Crosstex"), as an Annex to the proxy statement/prospectus that forms a part of the Registration Statement on Form S-4 of New Public Rangers, L.L.C., as filed by New Public Rangers, L.L.C., on November 19, 2013 (the "Registration Statement"), relating to the proposed business combination transactions among Devon Energy Corporation, Crosstex and Crosstex Energy, L.P. and certain of their affiliates and (ii) the references in the Registration Statement to such opinion and our firm under the headings "Summary—Opinion of the Financial Advisor to the Crosstex Special Committee," "The Proposed Transactions—Background of the Transactions," "The Proposed Transactions—Crosstex's Reasons for the Merger; Recommendation of the Crosstex Board" and "The Proposed Transactions—Opinion of the Financial Advisor to the Crosstex Special Committee."

        In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations adopted by the U.S. Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term "experts" as used in the U.S. Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Very truly yours,
EVERCORE GROUP, L.L.C.
By:	/s/ RAYMOND B. STRONG III
	Name:	Raymond B. Strong III
	Title:	Senior Managing Director

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  Exhibit 99.2
  55 East 52nd Street 38th Floor New York, NY 10055
CONSENT OF EVERCORE GROUP, L.L.C.